Exhibit 99.1

                            TRANSNET REPORTS PROFITS
                          IN FISCAL 2008 FIRST QUARTER

/FOR IMMEDIATE RELEASE/                                  CONTACT: Steven J. Wilk
                                                                  (908) 253-0500

BRANCHBURG, NEW JERSEY -November 14, 2007 - TRANSNET CORPORATION (OTCBB: TRNT), a leading IPC and IT sales and service provider, today reported revenue of $9,006,996 and earnings of $31,894, or $0.01 per share, for the first quarter of fiscal 2008, ended September 30, 2007. This compares to $8,371,322 in revenue and $7,730, or $0.00 per share, in earnings for the same period last year.

Steven J. Wilk, President said, "During the quarter ended September 30, 2007, the demand for TransNet's physical security, Internet Protocol (`IP') Telephony and staffing solutions increased, resulting in a 7.6% increase in overall revenues over fiscal 2007. Of greater significance was our increase in net income over the comparative quarter.

"The demand for physical security solutions and services continued to increase as many schools, institutions of higher learning, local municipalities, and corporations have begun to recognize the significant role of video surveillance and prioritize it in overall security for students, faculty, citizens, and employees. The physical security products provided by TransNet have their foundation in the same IP-based backbone as the IP Telephony products in which we have an expertise, and as a result we feel we are well qualified and positioned to capitalize on future growth opportunities. We believe this demand will expand and strengthen this important growth area of our business. In fact, IP-based products and services represented 40% of our overall revenues during the quarter ended September 30, 2007. For the prior year's quarter, IP-based products and services represented 23% of our overall revenues. We believe this trend will continue as more end-users rely on IP-based products for unified communication services.

"During the quarter, the number of outstanding proposals to state and local agencies in New Jersey, New York, and Pennsylvania for future unified communications products and services increased. We have partnered with a number of security-based OEM's and believe we will be successful in many of these proposals. We anticipate significant growth with these agencies in calendar 2008. In the last few quarters, we have expanded and revamped our sales staff to better position us to take advantage of the great opportunities awaiting us. Because many of these account managers have not yet realized their full potential within our organization, we anticipate greater return on our investment in them in the near-term.

"Service profit margins increased to 32% for the fiscal 2008 quarter, as compared to 28% for the prior year's quarter. Included in these results were our new technical staffing operations. Since we introduced these offerings, our services have been in demand as many commercial clients turned to TransNet for their IT staffing requirements. We anticipate further growth in this area of our business. We continued be effected by the industry-wide decline in "legacy" based helpdesk business, as many larger companies have elected to "outsource" their support needs to locations abroad to cut costs.

"We believe the opportunities from physical security solutions, IP Telephony and staffing will provide us with future opportunities for growth, especially in the medium business, K-12 education, institutions of higher learning, and state and local municipalities market places."

ABOUT TRANSNET

TransNet Corporation is a leading Unified Communications and IT sales and support provider for corporate, educational, and governmental clients. TransNet provides sophisticated solutions, including system design and integration, help-desk support services, staffing services, and end-user training. Its clients include Fortune 100 organizations, primarily in the pharmaceutical, oil and gas, finance and communications industries, as well as educational and governmental institutions. TransNet serves it clients from its Branchburg, New Jersey headquarters, and its offices in eastern Pennsylvania.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT MANAGEMENT EXPECTATIONS THAT INVOLVE RISK AND UNCERTAINTIES. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION:
THE IMPACT OF ECONOMIC CONDITIONS GENERALLY AND IN THE INDUSTRY FOR MICROCOMPUTER PRODUCTS AND SERVICES; DEPENDENCE ON KEY VENDORS; CONTINUED COMPETITIVE AND PRICING PRESSURES IN THE INDUSTRY; PRODUCT SUPPLY SHORTAGES; OPEN-SOURCING OF PRODUCTS OF VENDORS; RAPID PRODUCT IMPROVEMENT AND TECHNOLOGICAL CHANGE, SHORT PRODUCT LIFE CYCLES AND RESULTING OBSOLESCENCE RISKS; LEGAL PROCEEDINGS; CAPITAL AND FINANCING AVAILABILITY; AND OTHER RISKS SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                (table attached)

                       TRANSNET CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (unaudited)


                                                              Three Months Ended September 30,
                                                                    2007                  2006
                                                              -----------------------------------

Revenues                                                        $    9,006,996      $  8,371,322
Earnings                                                                31,894             7,730
Basic Net Income per Common Share                                         0.01              0.00
Diluted Net Income per Common Share                                       0.01              0.00
Weighted Average Common Shares Outstanding:  Basic                   4,823,304         4,823,304
Weighted Average Common Shares Outstanding:  Diluted                 4,907,958         4,913,328
